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                                  [LETTERHEAD]

January 22, 1999

Mr. David C. Prosser
RTW, Inc.
P.O. Box 39327
8500 Normandale Lake Boulevard
Minneapolis, MN 55439

Dear Dave:

     This letter will serve to confirm our arrangement regarding your continued employment by RTW for a period of up to 12 months after December 31, 1998.

     1. RESPONSIBILITIES. Your role, responsibilities, and goals will be defined by the Company from time to time. We will periodically review the status and progress of the various projects for which you are responsible. One such review will occur between mid-June and mid-July.

     At this time, we anticipate that your services may include activities in the following:

          a. assistance in consideration and integration into RTW of potential merger or acquisition opportunities;

          b.  acquisition or implementation of self-insured opportunities;

          c.  representing RTW as its founder within or outside the Company;

          d. helping me personally with the transition to a new management team, especially in operations;

          e. completion of the operations portability project, including process charting and training;

          f. guidance and development of the brand and internal communication of the RTW vision;

          g. providing services as a listener and a coach to me personally on critical issues;

          h.  assistance in product restructuring and product development; and

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Prosser                                                                   Page 2
                                                                January 22, 1999

          i. providing historical perspective and resident knowledge to Team S as needed.

     2. SALARY AND BENEFITS. While you are employed under the terms of this Letter Agreement, you will receive a monthly salary of $25,000, will be eligible to participate in the standard health, life, medical insurance, and other fringe benefit programs available to all RTW employees. You will not be eligible for continued reimbursement of your automobile expenses.

     3. AT-WILL EMPLOYMENT. Your employment will be "at-will" and may be terminated by either you or by RTW at any time and for any reason whatsoever upon fourteen (14) days notice. Your employment will automatically terminate in the event of your death or if you are unable to substantially perform your responsibilities by reason of physical or mental disability for more than thirty (30) days.

     4. ENTIRE AGREEMENT. This Letter Agreement, together with the Agreement regarding Confidential Information, Inventions, and Non-Competition which you previously executed, contain the entire understanding and agreement with respect to your continued employment by RTW and supercede all previous agreements, discussions, or understandings, whether written or oral, between you and RTW on the same subject.

     5. AMENDMENT. This Agreement may be amended or modified only by a written agreement signed by both of us.

     If this letter accurately sets forth our understanding on this matter, please sign and return one copy to me for RTW's files. The other copy is for your records.

                                       Sincerely,


                                       /s/ Carl B. Lehmann

                                       Carl B. Lehmann
                                       Chief Executive Officer

READ AND AGREED

/s/ David C. Prosser
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David C. Prosser